Exhibit 99.1

MSCI Reports Financial Results for First Quarter 2016

NEW YORK--(BUSINESS WIRE)--April 28, 2016--MSCI Inc. (NYSE:MSCI), a leading provider of portfolio construction and risk management tools and services for global investors, today announced results for the three months ended March 31, 2016 (“first quarter 2016”).

Financial and Operational Highlights for First Quarter 2016

(Note: Percentage and other changes refer to first quarter 2015 unless otherwise noted.)

  6.1% increase in operating revenues, combined with a 4.8% decline in operating expenses drove a 27.5% increase in operating income, with a 36.4% increase in diluted EPS from continuing operations.
  23.7% increase in adjusted EBITDA; a 680 basis point increase in adjusted EBITDA margin to 47.8%.
  36.0% increase in adjusted EPS to $0.68 vs. $0.50.
  Highest quarterly net new recurring subscription sales since 2009 of $19.8 million on strong sales and record quarterly Aggregate Retention Rate of 95.1%.
  Period-end AUM in ETFs linked to MSCI indexes up 1.1% vs. fourth quarter 2015 on inflows of $6.6 billion after a challenging start to 2016; AUM in ETFs linked to MSCI indexes have rebounded since quarter to $449.5 billion as of April 26, 2016.
  7.9% increase in total Run Rate to $1,112.0 million; subscription Run Rate up 8.6%.
  4.9 million shares repurchased in the quarter at an average price of $68.45 per share for a total value of $333.3 million; $546.0 million remaining on the $1.0 billion share repurchase authorization.
  $1.7 billion of capital returned through March 31, 2016 through share repurchases and cash dividends since 2012.

“MSCI delivered solid financial results in the first quarter, building on the strong momentum established coming out of 2015,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“We continued to execute successfully on our strategy, resulting in revenue growth, improved operational efficiency and optimization of our capital base. Revenue growth of 6%, combined with a 6% decline in adjusted EBITDA expenses, drove a 680 basis point expansion in operating leverage, resulting in an adjusted EBITDA margin of 48%. These operating results, as well as a lower effective tax rate and the repurchase of 4.9 million shares during the quarter, resulted in a 36% increase in adjusted earnings per share. We are well positioned to build on this momentum as we execute through 2016.”

Table 1: Selected Consolidated Financial and Operating Information (unaudited)

	Three Months Ended			% Change from
In thousands, except per share data	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015	Mar. 31, 2015	Dec. 31, 2015
Operating revenues	$278,828	$262,769	$272,893	6.1%	2.2%
Operating income	$113,141	$88,742	$107,543	27.5%	5.2%
Operating margin %	40.6%	33.8%	39.4%
Income from continuing operations	$60,367	$49,624	$59,999	21.6%	0.6%
Net Income	$60,367	$43,827	$59,406	37.7%	1.6%

Diluted EPS from continuing operations	$0.60	$0.44	$0.58	36.4%	3.4%
Diluted EPS	$0.60	$0.39	$0.57	53.8%	5.3%
Diluted weighted average common shares outstanding	99,998	113,522	103,590	(11.9%)	(3.5%)

Adjusted net income[1]	$68,241	$57,102	$68,268	19.5%	—%
Adjusted EPS[1]	$0.68	$0.50	$0.66	36.0%	3.0%

Adjusted EBITDA[2]	$133,149	$107,651	$126,914	23.7%	4.9%
Adjusted EBITDA margin %	47.8%	41.0%	46.5%

Net cash provided by operating activities	$33,030	$66,683	$81,322	(50.5%)	(59.4%)
Free cash flow[3]	$27,570	$60,363	$62,757	(54.3%)	(56.1%)

Employees, at period end	2,746	2,889	2,754	(4.9%)	(0.3%)
% Employees by location
Developed Market Centers	47%	49%	47%
Emerging Market Centers	53%	51%	53%

[1] See Table 10 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and "Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures" for details regarding the definition of adjusted net income and adjusted EPS, as well as information about the use of non-GAAP financial information.

[2] See Table 9 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and "Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures" for details regarding the definition of adjusted EBITDA, as well as the information about the use of non-GAAP financial information.

[3] See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and "Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures" for details regarding the definition of free cash flow, as well as information about the use of non-GAAP financial information.

First Quarter 2016 Consolidated Results

Revenues: Operating revenues for first quarter 2016 increased $16.1 million, or 6.1%, to $278.8 million, compared to $262.8 million for the three months ended March 31, 2015 (“first quarter 2015”). Overall, year-over-year revenue growth was dampened by several factors, including market volatility in the quarter which reduced growth in average AUM’s linked to MSCI indexes, as well as the timing of revenue recognition on deals in Analytics which drove Run Rate higher by 7.0%, but did not yet have a significant impact on revenues. The $16.1 million increase in revenue was driven by a $13.1 million, or 6.1%, increase in recurring subscription revenues, principally as a result of a 10.1% increase in Index recurring subscription revenues, a $2.8 million, or 6.1%, increase in asset-based fees and a $0.2 million, or 4.1%, increase in non-recurring revenues. There was a negligible impact from foreign currency exchange rate fluctuations on recurring subscription revenues in first quarter 2016.

Run Rate: Total Run Rate at March 31, 2016 grew by $81.2 million, or 7.9%, to $1,112.0 million, compared to March 31, 2015. The $81.2 million increase was driven by a $72.4 million, or 8.6%, increase in recurring subscription Run Rate to $912.6 million and an $8.7 million, or 4.6%, increase in asset-based fee Run Rate to $199.3 million. There was a negligible impact from foreign currency exchange rate fluctuations on recurring subscription Run Rate in first quarter 2016.

Expenses: Total operating expenses decreased $8.3 million, or 4.8%, from first quarter 2015 to $165.7 million, and increased slightly compared to the three months ended December 31, 2015 (“fourth quarter 2015”). The $8.3 million overall decline in total operating expenses, compared to first quarter 2015, was principally due to lower compensation and benefits costs on a 4.9% decline in headcount, reflecting strong expense management and the ongoing improvement in profitability of the Analytics segment.

From an activities perspective, lower operating costs were primarily driven by a decline in cost of revenues and research and development costs. The decline in cost of revenues was broad-based across the client service and consulting, technology, data services, product management and research functions. Lower cost of revenues and research and development costs were partially offset by higher general and administrative costs, primarily attributable to higher severance, as well as higher non-compensation costs. Research and development was lower primarily as a result of a $3.4 million non-cash charge recognized in first quarter 2015 related to the termination of a technology project in the Analytics segment. While total research and development costs were down, we continue to invest in the key areas driving our growth strategy. Costs compared to fourth quarter 2015 were essentially flat, reflecting seasonally higher compensation and benefits costs across all activities, mostly offset by lower technology related professional fees, stock-based compensation and severance.

Adjusted EBITDA expenses, defined as operating expenses, less depreciation and amortization, decreased $9.4 million, or 6.1%, from first quarter 2015 to $145.7 million and decreased slightly compared to fourth quarter 2015. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for first quarter 2016 would have decreased 2.6% and 3.7%, respectively, compared to first quarter 2015.
See Table 11 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited),” and “Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures” and “Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations” below.

Headcount: Total employees as of March 31, 2016 were 2,746, down 143, or 4.9%, from the end of first quarter 2015 and relatively flat compared to the end of fourth quarter 2015. A total of 47% and 53% of employees were located in developed market and emerging market centers, respectively, compared to 49% in developed market centers and 51% in emerging market centers in the prior year same period, reflecting ongoing efforts to optimize our workforce.

Other Expense (Income), Net: Other expense (income), net increased $11.3 million for first quarter 2016. The increase was primarily driven by higher interest expense resulting from the August 2015 private offering of $800.0 million aggregate principal amount of 5.75% senior notes due 2025.

Tax Rate: The effective tax rate was 33.5% for first quarter 2016, compared to 36.1% for first quarter 2015. The decrease in the effective tax rate was primarily driven by efforts to better align our tax profile with our global operating footprint.

Income from Continuing Operations: Income from continuing operations was $60.4 million in first quarter 2016, up $10.7 million, or 21.6%, from first quarter 2015.

Adjusted EBITDA: Adjusted EBITDA, which excludes income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, and depreciation and amortization, was $133.1 million in first quarter 2016, up $25.5 million, or 23.7%, from first quarter 2015, and up $6.2 million, or 4.9%, from fourth quarter 2015. Adjusted EBITDA margin in first quarter 2016 was 47.8%, compared to 41.0% in first quarter 2015.
See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures” below.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of March 31, 2016 were $445.0 million, of which $126.4 million was held outside of the United States. The Company also seeks to maintain minimum cash balances in the United States of approximately $125 to $150 million for general operating purposes. Total outstanding debt as of March 31, 2016 was $1,600.0 million, which excludes the associated deferred financing fees of $20.0 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,155.0 million. Total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.2x, consistent with the previously stated financial policy of maintaining gross leverage within the range of 3.0x to 3.5x.

Cash Flow & Capex: Net cash provided by operating activities was $33.0 million in first quarter 2016, compared to $66.7 million in first quarter 2015. Capex (defined as capital expenditures plus capitalized software development costs) for first quarter 2016 was $5.5 million, compared to $6.3 million in first quarter 2015. Free cash flow (defined as net cash provided by operating activities, less capex) was $27.6 million in first quarter 2016, compared to $60.4 million in first quarter 2015 and $62.8 million in fourth quarter 2015. The decline in free cash flow compared to first quarter 2015 was driven by the impact of the timing of cash collections and higher interest payments. The decline in free cash flow compared to fourth quarter 2015 was primarily driven by the impact of the payment of annual bonuses, partially offset by lower income taxes paid and the timing of cash collections.
See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures” below.

Share Count & Capital Return: The weighted average diluted shares outstanding in first quarter 2016 declined 11.9% to 100.0 million, compared to 113.5 million in first quarter 2015. The decrease was driven by buybacks under the share repurchase program. In first quarter 2016, 4.9 million shares were repurchased at an average price of $68.45 for a total of $333.3 million. Total shares outstanding as of March 31, 2016 was 96.5 million.

A total of $546.0 million remained outstanding on the share repurchase authorization as of the end of first quarter 2016. Since 2012 and through the end of first quarter 2016, approximately $1.7 billion has been returned to shareholders through share repurchases and cash dividends. On April 27, 2016, the Board of Directors declared a cash dividend of $0.22 per share for second quarter 2016. The second quarter 2016 dividend is payable on May 27, 2016 to shareholders of record as of the close of trading on May 13, 2016.

Table 2: First Quarter 2016 Results by Segment (unaudited)
Below is a summary of the segment results.

	Index			Analytics			All Other
In thousands	Operating Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Operating Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Operating Revenues	Adjusted EBITDA	Adjusted EBITDA Margin
Q1'16	$144,613	$100,049	69.2%	$110,263	$30,360	27.5%	$23,952	$2,740	11.4%
Q1'15	$133,554	$93,053	69.7%	$106,845	$14,080	13.2%	$22,370	$518	2.3%
% change	8.3%	7.5%		3.2%	115.6%		7.1%	n/m

Q4'15	$143,702	$98,990	68.9%	$110,668	$30,908	27.9%	$18,523	$(2,984)	(16.1%)
% change	0.6%	1.1%		(0.4%)	(1.8%)		29.3%	n/m

n/m: not meaningful.

Index Segment: Operating revenues for first quarter 2016 increased $11.1 million, or 8.3%, to $144.6 million, compared to $133.6 million for first quarter 2015. The $11.1 million increase was driven by an $8.6 million, or 10.1%, increase in recurring subscription revenues, a $2.8 million, or 6.1%, increase in asset-based fees, partially offset by a $0.3 million decrease in non-recurring revenues. The $8.6 million increase in recurring subscription revenues was driven by strong growth in benchmark and data products broadly, with double-digit growth in revenue from Developed Market and Emerging Market small cap modules and strong growth in custom, factor, thematic and ESG-based products. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscription revenues in first quarter 2016. The $2.8 million increase in asset-based fees was driven primarily by higher revenues from non-ETF institutional passive funds, strong increases in futures and options contracts based on MSCI indexes and a slight increase in revenue from ETFs linked to MSCI indexes. The 3.9% increase in average AUM in ETFs linked to MSCI indexes was mostly offset by lower average basis point fees due primarily to changes in product mix. On a linked quarter basis, asset-based fees declined $1.5 million, or 3.0%, primarily driven by a 3.6% decline in average AUM in ETFs linked to MSCI indexes, partially offset by higher revenues from non-ETF institutional passive funds and higher revenue from futures and options contracts based on MSCI indexes. Subsequent to the end of first quarter 2016, AUM in ETFs linked to MSCI indexes have rebounded and were $449.5 billion as of April 26, 2016. The adjusted EBITDA margin for Index was 69.2% in first quarter 2016, compared to 69.7% in first quarter 2015. The decline in the adjusted EBITDA margin year-over-year was driven by a 10.0% increase in costs, principally related to higher research and development, selling and marketing and general and administrative costs.

Total Index operating revenues represented 51.9% of total MSCI operating revenues in first quarter 2016.

Index Run Rate at March 31, 2016 grew by $42.9 million, or 8.0%, to $578.0 million, compared to March 31, 2015. The $42.9 million increase was driven by a $34.2 million, or 9.9%, increase in recurring subscription Run Rate and an $8.7 million, or 4.6%, increase in asset-based fee Run Rate. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscription Run Rate in first quarter 2016.

Analytics Segment: Operating revenues for first quarter 2016 increased $3.4 million, or 3.2%, to $110.3 million, compared to $106.8 million in first quarter 2015. The increase was primarily driven by higher revenues from RiskManager, equity models, WealthBench, and InvestorForce products, partially offset by lower BarraOne product revenue. Revenue growth year-over-year was impacted by the timing of sales which increased Run Rate growth by 7.0%, but did not yet have a significant impact on revenue due to timing. There was a negligible impact from foreign currency exchange rate fluctuations on Analytics operating revenues in first quarter 2016. The adjusted EBITDA margin for Analytics was 27.5%, compared to 13.2% in the prior year period. The significant increase in the adjusted EBITDA margin for Analytics year-over-year was driven primarily by a $12.9 million, or 13.9%, decrease in adjusted EBITDA expenses due to strong expense management, the $3.4 million non-cash charge in first quarter 2015 and the ongoing improvement of the Analytics product area, which began in first quarter 2015.

Total Analytics operating revenues represented 39.5% of total MSCI operating revenues in first quarter 2016.

Analytics Run Rate at March 31, 2016 grew by $29.4 million, or 7.0%, to $447.0 million, compared to March 31, 2015. There was a negligible impact from foreign currency exchange rate fluctuations on Analytics Run Rate in first quarter 2016.

All Other Segment: Operating revenues for first quarter 2016 increased $1.6 million, or 7.1%, to $24.0 million, compared to $22.4 million in first quarter 2015. The increase in All Other revenues was driven by a $1.9 million, or 21.3%, increase in ESG revenues to $10.7 million, partially offset by a $0.3 million, or 2.2%, decrease in Real Estate revenues to $13.2 million. First quarter 2015 Real Estate revenues benefited from the early delivery of Portfolio Analysis Service reports, normally delivered in the second quarter, partially offset by higher revenues from our Market Information products realized in first quarter 2016. Adjusting for the impact of foreign currency exchange rate fluctuations, first quarter 2016 revenues for Real Estate would have increased 0.9% and All Other operating revenues would have increased 9.0%. The adjusted EBITDA margin for All Other was 11.4% for first quarter 2016, compared to 2.3% in the prior year period. The improvement in All Other adjusted EBITDA margin was primarily due to continued strong revenue growth in ESG.

Total All Other operating revenues represented 8.6% of total MSCI operating revenues in first quarter 2016.

All Other Run Rate at March 31, 2016 grew by $8.9 million, or 11.3%, to $87.0 million, compared to March 31, 2015. The $8.9 million increase was primarily driven by a $7.6 million, or 21.6%, increase in ESG Run Rate to $42.9 million and a $1.3 million, or 2.9%, increase in Real Estate Run Rate to $44.0 million. There was a negligible impact from foreign currency exchange rate fluctuations on All Other Run Rate in first quarter 2016.

Full-Year 2016 Guidance

MSCI’s guidance for full-year 2016 is as follows and reflects a change in full-year 2016 adjusted EBITDA expense guidance:

  Full-year 2016 adjusted EBITDA expenses are now expected to be in the range of $600 million to $615 million, or approximately 2% higher than full-year 2015, using the mid-point of the new full-year 2016 guidance range. The previous guidance range was $610 million to $625 million.
  See Table 11 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures” below.
  Full-year 2016 interest expense, including the amortization of financing fees, is expected to be approximately $92 million assuming no additional financings.
  Full-year 2016 capex, which includes capitalized software developments costs, is expected to be in the range of $40 million to $50 million.
  See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures” below.
  Full-year 2016 free cash flow is expected to be in the range of $270 million to $310 million.
  See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures” below.
  Full-year 2016 effective tax rate is expected to be in the range of 33% to 34%.

Conference Call Information

MSCI's senior management will review first quarter 2016 results on Thursday, April 28, 2016 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's investor relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This press release and the related investor presentation used during the conference call will be made available on MSCI's investor relations homepage.

An audio recording of the conference call will be available on our investor relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through April 30, 2016, the recording will also be available by dialing 1-800-585-8367 passcode: 92650436 within the United States or 1-404-537-3406 passcode: 92650436 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's investor relations website for 12 months after the call.

-Ends-

About MSCI

For more than 40 years, MSCI’s research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2016 guidance. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2016 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of Company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you subscribe to the notification service available through MSCI’s Investor Relations homepage by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

The Run Rate at a particular point in time primarily represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and for non-ETF funds, the most recent client reported assets under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

“Adjusted EBITDA” is defined as net income before income (loss) from discontinued operations, net of income taxes, plus provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes and the after-tax impact of the amortization of intangible assets.

“Free cash flow” is defined as net cash provided by operating activities, less capex. “Capex” is defined as capital expenditures plus capitalized software development costs.

We believe adjusted EBTIDA and adjusted EBTIDA expenses are important measures because they highlight operating trends from continuing operations while excluding costs that are more fixed or are one-time, unusual or non-recurring in nature.

We believe that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow indicates our ability to strengthen the Company’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 3: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands, except per share data	2016	2015	2015
Operating revenues	$278,828	$262,769	$272,893
Operating expenses
Cost of revenues	63,172	69,904	64,804
Selling and marketing	41,689	41,648	39,809
Research and development	18,928	23,189	17,776
General and administrative	21,890	20,377	23,590
Amortization of intangible assets	11,840	11,702	11,803
Depreciation and amortization of property, equipment and leasehold improvements	8,168	7,207	7,568
Total operating expenses[1]	165,687	174,027	165,350

Operating income	113,141	88,742	107,543

Interest income	(621)	(204)	(492)
Interest expense	22,904	11,108	22,896
Other expense (income)	81	178	(297)
Other expenses (income), net	22,364	11,082	22,107

Income from continuing operations before provision for
income taxes	90,777	77,660	85,436

Provision for income taxes	30,410	28,036	25,437
Income from continuing operations	60,367	49,624	59,999

Income (loss) from discontinued operations, net of income taxes	—	(5,797)	(593)
Net income	$60,367	$43,827	$59,406

Earnings per basic common share from:
Continuing operations	$0.61	$0.44	$0.59
Discontinued operations	—	(0.05)	(0.01)
Earnings per basic common share	$0.61	$0.39	$0.58

Earnings per diluted common share from:
Continuing operations	$0.60	$0.44	$0.58
Discontinued operations	—	(0.05)	(0.01)
Earnings per diluted common share	$0.60	$0.39	$0.57

Weighted average shares outstanding used in computing
earnings per share:

Basic	99,425	112,520	102,837
Diluted	99,998	113,522	103,590

[1] Includes stock-based compensation expense of $7.2 million, $7.1 million, and $7.8 million for the three months ended Mar. 31, 2016, Mar. 31, 2015, and Dec. 31, 2015, respectively.

Table 4: Selected Balance Sheet Items (unaudited)

	As of
	Mar. 31,	Dec. 31,	Mar. 31,
In thousands	2016	2015	2015
Cash and cash equivalents	$445,014	$777,706	$537,751
Accounts receivable, net of allowances	$260,168	$208,239	$184,827

Deferred revenue	$359,870	$317,552	$344,267
Long-term debt[1]	$1,579,960	$1,579,404	$788,651

[1] Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at both Mar. 31, 2016 and Dec. 31, 2015 was $1.6 billion and at Mar. 31, 2015 was $800.0 million.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index Segment	Three Months Ended			% Change from
In thousands	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015	Mar. 31, 2015	Dec. 31, 2015
Operating revenues:
Recurring subscriptions	$93,645	$85,060	$91,407	10.1%	2.4%
Asset-based fees	48,699	45,880	50,198	6.1%	(3.0%)
Non-recurring	2,269	2,614	2,097	(13.2%)	8.2%
Total operating revenues	$144,613	$133,554	$143,702	8.3%	0.6%
Adjusted EBITDA expenses	44,564	40,501	44,712	10.0%	(0.3%)
Adjusted EBITDA	$100,049	$93,053	$98,990	7.5%	1.1%
Adjusted EBITDA margin %	69.2%	69.7%	68.9%
Analytics Segment	Three Months Ended			% Change from
In thousands	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015	Mar. 31, 2015	Dec. 31, 2015
Operating revenues:
Recurring subscriptions	$108,630	$105,434	$107,855	3.0%	0.7%
Non-recurring	1,633	1,411	2,813	15.7%	(41.9%)
Total operating revenues	$110,263	$106,845	$110,668	3.2%	(0.4%)
Adjusted EBITDA expenses	79,903	92,765	79,760	(13.9%)	0.2%
Adjusted EBITDA	$30,360	$14,080	$30,908	115.6%	(1.8%)
Adjusted EBITDA margin %	27.5%	13.2%	27.9%
All Other Segment	Three Months Ended				% Change from
In thousands	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015		Mar. 31, 2015	Dec. 31, 2015
Operating revenues:
Recurring subscriptions	$23,063	$21,792	$16,641		5.8%	38.6%
Non-recurring	889	578	1,882		53.8%	(52.8%)
Total operating revenues	$23,952	$22,370	$18,523		7.1%	29.3%
Adjusted EBITDA expenses	21,212	21,852	21,507		(2.9%)	(1.4%)
Adjusted EBITDA	$2,740	$518	$(2,984)		n/m	n/m
Adjusted EBITDA margin %	11.4%	2.3%	(16.1%	)

n/m: not meaningful.
Consolidated	Three Months Ended			% Change from
In thousands	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015	Mar. 31, 2015	Dec. 31, 2015
Operating revenues:
Recurring subscriptions	$225,338	$212,286	$215,903	6.1%	4.4%
Asset-based fees	48,699	45,880	50,198	6.1%	(3.0%)
Non-recurring	4,791	4,603	6,792	4.1%	(29.5%)
Total operating revenues	$278,828	$262,769	$272,893	6.1%	2.2%
Adjusted EBITDA expenses	145,679	155,118	145,979	(6.1%)	(0.2%)
Adjusted EBITDA	$133,149	$107,651	$126,914	23.7%	4.9%
Adjusted EBITDA margin %	47.8%	41.0%	46.5%
Operating margin %	40.6%	33.8%	39.4%

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended
in thousands	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015
Index
New recurring subscription sales	$13,162	$13,702	$11,810	$12,459	$11,550
Subscription cancellations	(3,410)	(6,147)	(3,852)	(3,871)	(2,384)
Net new recurring subscription sales	$9,752	$7,555	$7,958	$8,588	$9,166
Non-recurring sales	$3,542	$2,779	$1,719	$2,137	$2,329
Total Index net sales	$13,294	$10,334	$9,677	$10,725	$11,495

Index Aggregate Retention Rate[1]	96.3%	92.7%	95.4%	95.4%	97.2%

Analytics
New recurring subscription sales	$12,358	$16,481	$10,390	$12,438	$13,510
Subscription cancellations	(5,911)	(10,593)	(4,898)	(6,447)	(7,424)
Net new recurring subscription sales	$6,447	$5,888	$5,492	$5,991	$6,086
Non-recurring sales	$1,856	$2,490	$1,381	$2,239	$1,176
Total Analytics net sales	$8,303	$8,378	$6,873	$8,230	$7,262

Analytics Aggregate Retention Rate[1]	94.6%	89.9%	95.3%	93.8%	92.9%

All Other
New recurring subscription sales	$5,256	$4,206	$3,308	$4,678	$4,465
Subscription cancellations	(1,616)	(3,183)	(2,165)	(1,852)	(1,842)
Net new recurring subscription sales	$3,640	$1,023	$1,143	$2,826	$2,623
Non-recurring sales	$1,202	$1,592	$1,054	$1,324	$910
Total All Other net sales	$4,842	$2,615	$2,197	$4,150	$3,533

All Other Aggregate Retention Rate[1]	92.2%	83.9%	89.1%	90.7%	90.7%

Consolidated
New recurring subscription sales	$30,776	$34,389	$25,508	$29,575	$29,525
Subscription cancellations	(10,937)	(19,923)	(10,915)	(12,170)	(11,650)
Net new recurring subscription sales	$19,839	$14,466	$14,593	$17,405	$17,875
Non-recurring sales	$6,600	$6,861	$4,154	$5,700	$4,415
Total net sales	$26,439	$21,327	$18,747	$23,105	$22,290

Total Aggregate Retention Rate[1]	95.1%	90.4%	94.8%	94.2%	94.4%

[1] See "Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures" for details regarding the definition of Aggregate Retention Rate.

Table 7: ETF Assets Linked to MSCI Indexes (unaudited) [1]

	Three Months Ended
In billions	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015
Beginning Period AUM in ETFs Linked to
MSCI Indexes	$433.4	$390.2	$435.4	$418.0	$373.3
Market Appreciation/(Depreciation)	(1.7)	14.5	(48.2)	(6.9)	13.0
Cash Inflows	6.6	28.7	3.0	24.3	31.7
Period-End AUM in ETFs Linked to MSCI Indexes	$438.3	$433.4	$390.2	$435.4	$418.0

Period-Average AUM in ETFs Linked to
MSCI Indexes	$407.9	$423.3	$418.2	$441.4	$392.5

Avg. Basis Point Fee[2]	3.24	3.32	3.40	3.43	3.38

Source: Bloomberg and MSCI
[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
[2] Based on period-end Run Rate using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited) [1]

	As of			% Change from
In thousands	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015	Mar. 31, 2015	Dec. 31, 2015
Index:
Recurring subscriptions	$378,622	$344,452	$368,855	9.9%	2.6%
Asset-based fees	199,330	190,581	201,047	4.6%	(0.9%)
Index total	577,952	535,033	569,902	8.0%	1.4%

Analytics	447,024	417,648	436,671	7.0%	2.4%

All Other	86,990	78,129	82,677	11.3%	5.2%

Total Run Rate	$1,111,966	$1,030,810	$1,089,250	7.9%	2.1%

Recurring subscription total	$912,636	$840,229	$888,203	8.6%	2.8%
Asset-based fees total	199,330	190,581	201,047	4.6%	(0.9%)
Total Run Rate	$1,111,966	$1,030,810	$1,089,250	7.9%	2.1%

[1] See "Notes Regarding the Use of Operating Metrics and Non-GAAP Financial Measures" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended
In thousands	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015
Index adjusted EBITDA	$100,049	$93,053	$98,990
Analytics adjusted EBITDA	30,360	14,080	30,908
All Other adjusted EBITDA	2,740	518	(2,984)
Consolidated adjusted EBITDA	133,149	107,651	126,914
Amortization of intangible assets	11,840	11,702	11,803
Depreciation and amortization of property, equipment and leasehold improvements	8,168	7,207	7,568
Operating income	113,141	88,742	107,543
Other expense (income), net	22,364	11,082	22,107
Provision for income taxes	30,410	28,036	25,437
Income from continuing operations	60,367	49,624	59,999

Income (loss) from discontinued operations, net of income taxes	—	(5,797)	(593)
Net income	$60,367	$43,827	$59,406

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended
In thousands, except per share data	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015
Net income	$60,367	$43,827	$59,406

Less: Income (loss) from discontinued operations,
net of income taxes	—	(5,797)	(593)

Income from continuing operations	60,367	49,624	59,999
Plus: Amortization of intangible assets	11,840	11,702	11,803
Less: Income tax effect	(3,966)	(4,224)	(3,534)
Adjusted net income	68,241	57,102	68,268

Diluted EPS	$0.60	$0.39	$0.57
Less: Earnings per diluted common share from
discontinued operations	—	(0.05)	(0.01)
Earnings per diluted common share from continuing operations	0.60	0.44	0.58
Plus: Amortization of intangible assets	0.12	0.10	0.11
Less: Income tax effect	(0.04)	(0.04)	(0.03)

Adjusted EPS	$0.68	$0.50	$0.66

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Full Year
In thousands	Mar. 31, 2016	Mar. 31, 2015	Dec. 31, 2015	2016 Outlook
Index adjusted EBITDA expenses	$44,564	$40,501	$44,712
Analytics adjusted EBITDA expenses	79,903	92,765	79,760
All Other adjusted EBITDA expenses	21,212	21,852	21,507
Consolidated adjusted EBITDA expenses	145,679	155,118	145,979	$600,000 - $615,000
Amortization of intangible assets	11,840	11,702	11,803	80,000 to 82,000
Depreciation and amortization of property, equipment and leasehold improvements	8,168	7,207	7,568
Total operating expenses	$165,687	$174,027	$165,350	$680,000 - $697,000
Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Full Year
	Mar. 31,	Mar. 31,	Dec. 31,	2016
In thousands	2016	2015	2015	Outlook
Net cash provided by operating activities	$33,030	$66,683	$81,322	$320,000 - $350,000

Capital expenditures	(3,135)	(4,934)	(16,127)
Capitalized software development costs	(2,325)	(1,386)	(2,438)
Capex	(5,460)	(6,320)	(18,565)	(50,000 - 40,000)

Free cash flow	$27,570	$60,363	$62,757	$270,000 - $310,000

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